EG&S LLP/DRAFT/May 9, 2013

Subject to Review by EG&S Opinion Committee

May ____, 2013

To the specific Buyers (as defined below) listed on the

Schedule of Buyers attached to the SPA (as defined below)

Ladies and Gentlemen:

We have acted as counsel to Elephant Talk Communications Corp., a Delaware corporation (the “Company”), in connection with the offering and sale (the “Offering”) by the Company, of certain registered shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants” and the shares of Common Stock underlying the Warrants, the “Warrant Shares” which, collectively with the Shares and the Warrants are referred to herein as the “Securities”) pursuant to: (i) that certain Securities Purchase Agreement, dated May 10, 2013 (the “SPA”), by and among the Company and the specific buyers of the Securities signatory thereto (the “Buyers”). This letter is being delivered pursuant to Section 6(i) of the Placement Agency Agreement.

Except as otherwise defined herein, capitalized terms used have the respective meanings given to them in the SPA. References herein to the Registration Statement, the Prospectus or the Prospectus Supplement include, without limitation, any item or statement incorporated by reference therein. As used herein, reference to “our knowledge”, matters “known to us” or words of similar import, such as statements as to our belief, shall mean the actual knowledge of only those attorneys of our firm who have given substantive legal representation to the Company in connection with the Offering.

In rendering this opinion, among the other documents and instruments described herein, we have examined electronic copies of:

1.          The Certificate of Incorporation of the Company, as amended to date and as certified by the Secretary of State of Delaware on May 9, 2013 (the “Certificate of Incorporation”);

2.          The Bylaws of the Company, as certified pursuant to the Officers’ Certificate (as defined below) (the “Bylaws”);

3.          The SPA, as executed by the Company and the Buyers;

4.          The Warrants, as executed by the Company;

5.          The Company’s Registration Statement, as filed with the SEC on May 12, 2012 via the SEC’s EDGAR system, and all amendments thereto;

6.          The form of Prospectus Supplement relating to the Offering containing information relating to the Offering permitted to be omitted at the time of effectiveness by Rule 430A of the rules and regulations of the SEC, as filed with the SEC on May 13, 2013 via the SEC’s EDGAR system, pursuant to Rule 424 of the 1933 Act;

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7.          The documents and instruments listed on Exhibit A hereto relating to the Company’s corporate power and authority relating to the Offering and its good standing in the State of Delaware (the “Authority Documents”); and

8.          The specific documents listed on Exhibit B hereto which have previously been filed by the Company with the Commission via the Commission’s EDGAR system and which are incorporated by reference in the Registration Statement (the “Incorporated Documents”).

In rendering this opinion, we have made such examination of current New York law and the General Corporation Law of the State of Delaware (the “DGCL”), have examined originals or copies certified or otherwise authenticated to our satisfaction, of all such records, agreements, resolutions, and other instruments, certificates and orders of public officials, certificates of officers and representatives of the Company and such other documents that we have deemed necessary to render the opinions hereinafter set forth (collectively with the Authority Documents, the “Documents”). The Documents specifically include a certificate of Steven van der Velden, the Chairman, President and Chief Executive Officer of the Company, and Alex Vermeulen, the Secretary Company, certifying to us as to certain factual and other matters necessary for us to render this opinion (the “Officers’ Certificate”).

In connection with the preparation of this opinion, the only laws we have reviewed are those of the State of New York and the DGCL. We are not qualified as attorneys in any jurisdiction other than the State of New York and therefore render no opinion with respect to any laws other than those of the State of New York, except for the DGCL.

In rendering this opinion, we have assumed, without independent investigation:

(i)	the truthfulness and factual accuracy of the Company’s representations and warranties contained in the SPA;

(ii)	the truthfulness and factual accuracy of each of the matters addressed in the Officers’ Certificate;

(iii)	the truthfulness of each statement as to all other factual matters contained in the SPA or in any Document, including, without limitation, factual conclusions and characterizations and descriptions of purposes, intention, or other states of mind relating to the parties to the SPA and each such Document.

(iv)	the legal existence and/or capacity of all parties to the SPA;

(v)	that all board minutes and board resolutions contained therein previously adopted by the Company’s Board of Directors (the “Board”) and provided to us are in full force and effect and have not been modified or rescinded in any way (other than such consents or resolutions that have been modified or superseded by subsequent consents or board resolutions, as the case may be, including those of the Pricing Committee of the Board, which are included as part of the Authority Documents);

(vi)	the power, legal capacity and authority of each individual signing the SPA on behalf of each of the Company and the Buyers;

(vii)	that there have been no undisclosed modifications of any provision of the SPA or any other document or instrument reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or any remedy contained in the SPA or any such document or instrument;

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(viii)	the genuineness of each signature presented to us, the completeness and authenticity of the or any other document or instrument submitted and reviewed by us, the conformity to the original of the SPA or any other document or instrument reviewed by us as a copy, and the authenticity of the original of each Document received by us as an original; and

(ix)	that the SPA will be governed by and interpreted under the laws of the State of New York and no other jurisdiction.

In rendering this opinion, we have not undertaken any further inquiry or investigation into any of the factual statements contained within the Documents. Any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

This opinion is subject to the following qualifications and exceptions:

A.	This opinion is subject in all respects to the effect of:

(i)	bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, preferential transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, such laws as they relate to the avoidance of certain preferences and fraudulent transfers or fraudulent conveyances, and the equitable power of a bankruptcy court in certain circumstances to subordinate all or part of a claim to all or part of another claim);

(ii)	general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), including, without limitation, waiver, laches and estoppel as equitable defenses, standards of good faith, fair dealing, materiality and reasonableness and considerations of impracticability or impossibility of performance and defenses based upon unjust enrichment or unconscionability that may be applied by a court to the exercise of certain rights and remedies, and the power of equitable subordination referred to above and, with respect to the availability of equitable remedies, to the discretion of the court before which any proceeding therefor may be brought;

(iii)	the qualification that no opinion is expressed as to enforceability of the SPA, the Warrants or any terms or provisions thereof;

(iv)	the qualification that no opinion is expressed as to (a) provisions of the SPA or the Warrants relating to indemnities and contribution for liabilities arising under any applicable federal or state securities laws or regulations, (b) any provisions in the SPA or the Warrants to the extent they (x) purport to provide any party with “self help” remedies or (y) provide that no remedy conferred upon or reserved to a party is intended to be exclusive of any other remedy or remedies, and that each and every remedy shall be cumulative and shall be in addition to every other remedy given under SPA or the Warrants or now or hereafter existing at law or in equity, and (c) any provision in the SPA or the Warrants to the extent they provide for indemnification or contribution for any person’s or entity’s gross negligence, willful misconduct, recklessness or unlawful conduct to the extent such indemnification or contribution is against public policy;

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(v)	the qualification that no opinion is expressed as to any waiver of trial by jury in the SPA or the Warrants;

(vi)	the qualification that no opinion is expressed as to any waiver of the right of rescission;

(vii)	the qualification that no opinion is expressed as to any provisions of the SPA or the Warrants as they relate to the subject matter jurisdiction of federal or state courts, the waiver of inconvenient forum with respect to any proceeding, the manner of service of process or choice of law;

(viii)	the qualification that no opinion is expressed as to any provisions of the SPA or the Warrants as they purport to waive or release any defense to the enforceability of the obligations of the Company or the Buyers to the extent such defense arises out of public policy or unconscionability;

B.           the potential that provisions of the SPA or the Warrants that permit any person or entity to take action or make determinations (and/or to have such determinations be binding on other parties to any degree), or to benefit from indemnities or similar undertakings, may be subject to requirements that such action be taken or such determinations be made, or that any action or inaction by such person or entity that may give rise to a request for payment under such an indemnity or similar undertaking be taken or not taken, on a reasonable basis and in good faith;

C.           the potential that, under certain circumstances, the provisions contained in the SPA or the Warrants stating that (i) the provisions of thereof may be modified or waived only in writing or only in a specific instance, (ii) the failure or delay in exercising any power, right, privilege or remedy will not impair or waive such power, right, privilege or remedy or (iii) the failure to insist upon strict compliance with the terms of the SPA or the Warrants will not prevent the insistence upon strict compliance with the document thereafter, may be unenforceable to the extent that any oral agreement has been effected or a course of dealing has occurred modifying such provisions; and

D.           the potential that a court may modify or limit (i) contractual awards of attorneys’ fees or (ii) decisions of the SEC.

On the basis of the foregoing, and subject in each case to the qualifications and exceptions set forth herein, it is our opinion that:

1.          The Company has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as presently proposed to be conducted. Based solely on our review of the Authority Documents, the Company is in good standing in the State of Delaware.

2.          Based on our review of the Authority Documents: (i) the Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to issue the Shares, the Warrants and the Warrant Shares in accordance with the terms thereof and (ii) the execution and delivery of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Shares and the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise or exchange of the Warrants) have been duly authorized by all necessary action and no further consent or authorization of the Company, its board of directors or stockholders. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

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3.          The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Shares and the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise or exchange of the Warrants) does not and will not result in a violation of (i) the Certificate of Incorporation or the Bylaws, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound or affected that has been filed as an exhibit to the SEC Documents or which is otherwise material to the Company or (iii) the DGCL or any federal or New York statute, rule or regulation applicable to the Company (including, without limitation, federal and state securities laws and regulations and the rules and regulations of the Principal Market).

4.          Based solely on a telephonic confirmation by a member of the staff of the SEC on May [__], 2013 which we have relied upon with your consent: (i) the Registration Statement is effective under the 1933 Act and (ii) no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings therefor have been initiated by the SEC.

5.          The issuance and sale of the Shares, the Warrant and the Warrant Shares is registered under the 1933 Act. The Registration Statement, as of the date it became effective (and at each deemed effective date thereof), and each Prospectus and Prospectus Supplement (including, without limitation, the Prospectus Supplement dated May 13, 2013, with respect to the offer and sale under the SPA) as of its date, appeared (without further investigation) to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form S-3 under the 1933 Act and the rules and regulations of the SEC thereunder.

6.          When paid for and issued pursuant to the terms of the Transaction Documents, the Shares, the Warrants and the Warrant Shares will be duly authorized and validly issued, fully paid and nonassessable, and free of any and all liens and charges and preemptive or similar rights contained in the Certificate of Incorporation or Bylaws or any agreement, note, lease, mortgage, deed or other instrument to which the Company is a party or by which the Company is bound that has been filed as an exhibit to the SEC Documents (the “Specified Agreements”). The Warrant Shares have been duly and validly authorized and reserved for issuance by all proper corporate action. None of the Shares or the Warrant Shares are subject to preemptive rights or other rights of the stockholders of the Company pursuant to the Certificate of Incorporation or the Bylaws or under the DGCL or any Specified Agreement. There are no securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Securities.

7.          No approval, consent, order or authorization of, filing with, notice to or registration with, any court, federal, state or foreign governmental body, regulatory agency, self-regulatory organization or stock exchange or market, the stockholders of the Company, or, to our knowledge, any third party, is required to be obtained by the Company (i) to enter into and perform its obligations under the Transaction Documents to which it is a party, (ii) for the issuance and sale of the Shares, the Warrants and the Warrant Shares as contemplated by the Transaction Documents, or (iii) for the exercise of any rights and remedies under any Transaction Document except (i) such as have been obtained or made under the 1933 Act and the 1934 Act, and the rules and regulations thereunder, (ii) as may be required under state securities or “blue sky” laws, (iii) for the approval of the Financial Industry Regulatory Authority, Inc., if any, of the Placement Agent’s compensation arrangements in connection with the Offering and (iv) for such other consents, approvals, authorizations, orders, registrations or qualifications as have been obtained and are in full force and effect.

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8.          The Company is not an “investment company” or any entity controlled by an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

We express no opinion other than as specifically set forth in opinions 1 through 8 above. This opinion is furnished only to the Buyers and is solely for the benefit of the Buyers in connection with the transactions referenced in the first paragraph hereof. This letter may not be relied upon by the Buyers or any other person or entity for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person or entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion.

This opinion letter speaks only as of the date hereof, and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account changes in law, facts or any other developments of which we may become aware.

Very truly yours,

ELLENOFF GROSSMAN & SCHOLE LLP

May ____, 2013

Exhibit A

Authority Documents

1.	The Certificate of Incorporation.

2.	The Bylaws.

3.	Good Standing Certificate of the Company, dated May ___, 2013, issued by the Secretary of State of the State of Delaware.

4.	Resolutions adopted by the Board of Directors of the Company on May 10, 2013, as certified by the Secretary of the Company.

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Exhibit B

Incorporated Documents

1.	Stock Purchase Agreement dated June 30, 2005, by and among the Company and Rising Water Capital, A.G.

2.	Convertible Promissory Note dated December 15, 2005, by the Company, in favor of Rising Water Capital, A.G.

3.	Equity Transfer Agreement, dated January 4, 2006, by and among Zhongrun Chuangtou Technology Co. Ltd. and Guangdong Guangxiang Network Information Co., Ltd.

4.	Exclusive Technical Consulting and Services Agreement, dated January 2, 2006, by and among Jinfuyi Technology (Beijing) Co., Ltd. and Beijing Chinawind Communication Information Technology Co., Ltd.

5.	Convertible Promissory Note dated May 26, 2006, by the Company, in favor of Rising Water Capital, A.G.

6.	Agreement of Purchase and Sale, dated November 16, 2006, by and among the Company, Elephant Talk Europe Holding B.V. and Beltrust A.G.

7.	Form of Common Stock Purchase Agreement, dated August 31, 2007, by and among the Company and certain investors.

8.	Settlement Agreement, entered by and between the Company and Rising Water Capital AG.

9.	Loan Agreement by and between the Company and QAT II Investments dated January 27, 2009

10.	Loan Agreement by and between the Company and QAT II Investments dated February 15, 2009

11.	Loan Agreement by and between the Company and QAT II Investments dated February 23, 2009

12.	Loan Agreement by and between the Company and QAT II Investments dated March 31, 2009

13.	Security Agreement, entered into by and between the Company and QAT II Investments

14.	Loan Agreement by and between the Company and QAT II Investments dated May 27, 2009

15.	Contract for the Supply of Operation and Technical Services through a Comprehensive Technological Platform between Vizzavi Espana S.L. and the Company

16.	Collaboration Agreement by and between ValidSoft Limited and the Company

17.	Loan Agreement by and between the Company and QAT II Investments dated July 1, 2009

18.	Amendments to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, and May 27, 2009 by and between QAT II Investments and the Company

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19.	Side Agreement by and between ValidSoft Limited and the Company

20.	Extension Agreement by and between ValidSoft Limited and the Company

21.	Amendment to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, May 27, 2009, July 1, 2009 and July 8, 2009 by and between QAT II Investments and the Company

22.	Letter Agreement by and between ValidSoft Limited and the Company

23.	Heads of Terms Agreement by and between ValidSoft Limited and the Company

24.	Loan Agreement by and between the Company and QAT II Investments dated February 3, 2010

25.	Loan Agreement by and between the Company and QAT II Investments dated February 24, 2009

26.	Sale and Purchase Agreement, dated March 17, 2010, by and among the Company. and the shareholders of ValidSoft Limited other than Enterprise Ireland

27.	Sale and Purchase Agreement, dated March 17, 2010, by and the Company and Enterprise Ireland

28.	Securities Purchase Agreement by and among the Company and certain purchasers dated March 29, 2012

29.	Form of Secured Convertible Note issued to certain purchasers dated March 29, 2012

30.	Security Agreement by and among the Company and its subsidiaries and certain purchasers dated March 29, 2012

31.	Form of Escrow Agreement by and among the Company, certain purchasers and Wells Fargo Bank, National Association dated March 29, 2012

32.	Subsidiary Guaranty by and among the company and its subsidiaries and certain purchasers dated March 29, 2012

33.	Registration Rights Agreement by and among the Company and certain purchasers dated March 29, 2012